Press Release
Vanda Pharmaceuticals Hires Chief Commercial Officer
ROCKVILLE, Md., Oct. 23 /PRNewswire-FirstCall/ — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced that Al Gianchetti will join the Company as Senior Vice President and Chief Commercial Officer effective October 25, 2007. Mr. Gianchetti joins Vanda with more than 18 years of experience in commercial roles at GlaxoSmithKline. Most recently, he held the position of Vice President, Global Commercial Strategy, where he was responsible for the global launches of Levitra(R) and Avodart(R). Prior to this role he was a Regional Vice President in the largest U.S. sales region within GSK. Before this, he launched Avandia(R), and Augmentin ES(R), two blockbuster products.
“We are very pleased to have Al join the Vanda Team,” said Mihales Polymeropoulos, M.D., President and CEO of Vanda. “His depth of industry experience and proven track record across a wide spectrum of therapeutic areas are pivotal to the commercial success of Vanda’s late stage pipeline.”
About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company with a particular focus on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. In addition to iloperidone, Vanda is developing VEC-162, a compound for the treatment of sleep and mood disorders which is currently in Phase III for sleep disorders. Vanda’s third product candidate in clinical development, VSF-173, is currently in a Phase II trial for the treatment of excessive sleepiness. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda’s plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, a failure of Vanda’s product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company’s products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda’s product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda’s inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company’s key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.
SOURCE Vanda Pharmaceuticals Inc.
CONTACT: Steven A. Shallcross, Chief Financial Officer, steven.shallcross@vandapharma.com, or Chip Clark, Chief Business Officer, chip.clark@vandapharma.com, both of Vanda Pharmaceuticals Inc., +1-240-599-4500